Exhibit 99.1

Bull Run Corporation Subsidiary Awarded Athletic Multimedia Rights by the University of Kentucky

    ATLANTA--(BUSINESS WIRE)--Oct. 13, 2004--

     Host Communications, Inc., along with Gray Television, Inc.,
        Earns Expanded Rights With $80.5 Million, 10 Year Offer

    Bull Run Corporation (Pink Sheets:BULL) announced today that the University of Kentucky has awarded the university's athletic multimedia marketing rights to Bull Run's wholly-owned operating subsidiary, Host Communications, Inc., and Gray Television, Inc. HOST, UK's radio and television rights holder for most of the past three decades, and Gray, owner and operator of WKYT-TV, Lexington, KY's market-leading television station and flagship television station for the UK Network for that same period, will pay the university guaranteed rights fees of approximately $79 million over the 10-year agreement, and will also invest $1.5 million in new stadium and arena scoreboards. HOST and Gray will share equally the costs of the rights, and will jointly administer and manage the rights over the term of the agreement.
    The current agreement between UK and HOST, which includes radio and TV rights to UK's football and men's basketball games and publishing rights to the football game program, expires April 15, 2005. In addition to these rights, the new agreement adds baseball and women's basketball radio and television broadcasts, corporate sponsorships, stadium and arena signage, and the official athletic web site.
    UK Athletics Director Mitch Barnhart said, "The priorities we had heading into this process - finding a partner with creativity in branding UK Athletics, one with the financial commitment to help us remain a self-supporting unit, and the willingness to promote all Wildcat sports - were present with Host Communications and Gray Television. They've always been a leader in the collegiate sports marketing industry, and they've always been a friend to the University of Kentucky. We're very pleased to be extending our relationship with HOST and Gray."
    "We're excited about the opportunity to continue our relationship with the University of Kentucky," HOST's President and CEO Tom Stultz said. "Collegiate sports marketing is one of our three core businesses, and the Wildcats are an important part of that core. We believe UK's expanded rights package provides an exciting opportunity for our companies to increase our revenues and profits. At the same time, the contract allows the university to maximize the combined value of these unique assets. We believe UK's model will have a major impact on the packaging of similar rights at other universities."
    Bull Run, through HOST, provides comprehensive sales, marketing, multimedia, special event and convention/hospitality services to NCAA Division I universities and conferences, and national/global associations. In August, Bull Run announced that HOST was suspending and offering for sale its events tours to focus on its core Collegiate, Printing/Publishing and Association Management operations. Bull Run's common stock is quoted on the Pink Sheets (www.pinksheets.com), a centralized quotation service for OTC securities, using the symbol "BULL". Additional company information and stock quotes are available on the Company's corporate web site at www.bullruncorp.com.

    Forward-Looking Statements

    Certain statements in this press release are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guaranties of future performance and actual results may differ materially from those forecasted.

    CONTACT: Bull Run Corporation
             Robert S. Prather, Jr., 404-266-8333
                 or
             HOST
             Thomas J. Stultz, 859-226-4356